EXHIBIT 99.1

Havertys Reports Operating Results for Fourth Quarter 2023

ATLANTA, GA / ACCESSWIRE / February 21, 2024 / HAVERTYS (NYSE: HVT) and (NYSE: HVT.A), today reported its operating results for the fourth quarter ended December 31, 2023.

Fourth quarter 2023 versus fourth quarter 2022:

•	Diluted earnings per common share (“EPS”) of $0.90 versus $1.42.
•	Consolidated sales decreased 24.9% to $210.7 million. Comparable store sales decreased 25.5%.
•	Gross profit margin of 62.4% versus 57.0%.
•	Pre-tax income of $18.5 million versus $32.5 million.

FY 2023 versus FY 2022:

•	Diluted earnings per common share (“EPS”) of $3.36 versus $5.24.
•	Consolidated sales decreased 17.7% to $862.1 million. Comparable store sales decreased 18.4%.
•	Gross profit margin of 60.7% versus 57.7%.
•	Pre-tax income of $72.7 million versus $119.5 million.

Clarence H. Smith, chairman and CEO, said, "We delivered solid fourth quarter results of strong gross profit margins and expense control within a difficult environment for retail home furnishing sales. Higher interest rates and record low housing sales and inflation combined with prior years’ outsized sales results have generated challenging headwinds. Our strong balance sheet is enabling us to execute our strategic store growth plans and invest in our business.

“In 2023, we returned $42.1 million of capital to our shareholders. We purchased $6.9 million in common shares, paid quarterly dividends of $19.1 million, and in December paid a special cash dividend of $16.1 million. We have paid an annual cash dividend since 1935 and increased our quarterly cash dividend payouts each year since 2008.

"Our team members remain focused on our business objectives and dedicated to delivering excellent service to our customers. The Havertys legacy of quality furniture and service is foundational for our "Regret-Free Guarantee" now featured in our marketing."

NEWS RELEASE – February 21, 2024

Key Results
(amounts in millions, except per share amounts)
Results of Operations
	Q4 2023	Q4 2022	FY 2023	FY 2022
Sales	$210.7	$280.6	$862.1	$1,047.2
Gross Profit	131.4	159.9	523.1	604.2
Gross profit as a % of sales	62.4%	57.0%	60.7%	57.7%

SGA
Variable	42.3	53.1	170.5	193.7
Fixed	72.4	75.4	285.3	292.6
Total	114.7	128.5	455.8	486.3
SGA as a % of sales
Variable	20.0%	18.9%	19.8%	18.5%
Fixed	34.4%	26.9%	33.1%	27.9%
Total	54.4%	45.8%	52.9%	46.4%

Pre-tax income	18.5	32.5	72.7	119.5
Pre-tax income as a % of sales	8.8%	11.6%	8.4%	11.4%
Net income	15.0	23.7	56.3	89.4
Net income as a % of sales	7.1%	8.5%	6.5%	8.5%

Diluted earnings per share (“EPS”)	$0.90	$1.42	$3.36	$5.24

Other Financial and Operations Data	FY 2023	FY 2022
EBITDA (in millions)(1)	$85.8	$134.8
Sales per square foot	$197	$241
Average ticket	$3,278	$3,171

Liquidity Measures

Free Cash Flow	FY 2023	FY 2022	Cash Returns to Shareholders	FY 2023	FY 2022
Operating cash flow	$97.2	$51.0	Share repurchases	$6.9	$30.0
			Dividends	19.1	17.8
Capital expenditures	(53.1)	(28.4)	Special Dividends	16.1	16.1
Free cash flow	$44.1	$22.6	Cash return to shareholders	$42.1	$63.9

(1)	See the reconciliation of the non-GAAP metrics at the end of the release.

NEWS RELEASE – February 21, 2024

Fourth Quarter ended December 31, 2023 Compared to Same Period of 2022
•	Total sales down 24.9%, comp-store sales down 25.5% for the quarter. Total written sales were down 13.1% and written comp-store sales declined 14.0% for the quarter.
•
Gross profit margins increased 540 basis points to 62.4% in 2023 from 57.0% in 2022. In 2023, the change in the LIFO reserve generated a positive impact on gross profit of $2.8 million compared to a negative impact of $4.8 million.

•	SG&A expenses were 54.4% of sales versus 45.8% and decreased $13.8 million. The primary drivers of this change are:
▪	decrease of $7.7 million in selling expenses due to decreased compensation and third-party credit costs.
▪
decrease in warehouse, transportation, and delivery costs of $3.7 million  primarily from reduced headcount via attrition and less usage of temporary labor, and lower expenditures for fuel and demurrage fees.

▪	decrease of $3.2 million in advertising expenses due to reduced spending on television and interactive marketing.

Balance Sheet and Cash Flow

•	Cash and cash equivalents at December 31, 2023 are $127.8 million.
•
Generated $97.2 million in cash from operating activities primarily from solid earnings performance, and by changes in working capital, primarily a $24.4 million decrease in inventories and a $12.1 million reduction in customer deposits.

•	Purchased approximately 227,000 shares of common stock for $6.9 million and paid $19.1 million in quarterly cash dividends and $16.1 million in special cash dividends in 2023.
•	The Company has no funded debt.

Expectations and Other
•
We expect gross profit margins for 2024 will be between 59.5% to 60.0%. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence. Our estimated gross profit margins for 2024 are based on anticipated product and freight costs and the marginal impact on our LIFO reserve as compared to the prior years.

•
Fixed and discretionary expenses within SG&A for the full year of 2024 are expected to be in the $295.0 to $297.0 million range. The increases over 2023 are primarily from costs associated with our store growth and inflation. Variable SG&A expenses for the full year of 2024 are anticipated to be in the 19.9% to 20.2% range. Variable expense increases over 2023 are primarily inflationary driven.

•	Our effective tax rate for 2024 is expected to be 26.5% excluding the impact of potential tax credits and any new tax legislation.
•	Planned capital expenditures are approximately $32.0 million in 2024. We expect retail square footage will increase 2.8% as we open five stores and close one.

NEWS RELEASE – February 21, 2024

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share data - unaudited)	2023	2022	2023	2022

Net sales	$210,744	$280,557	$862,133	$1,047,215
Cost of goods sold	79,330	120,622	339,041	442,990
Gross profit	131,414	159,935	523,092	604,225

Expenses:
Selling, general and administrative	114,706	128,482	455,812	486,298
Other (income) expense, net	13	(131)	77	44
Total expenses	114,719	128,351	455,889	486,342

Income before interest and income taxes	16,695	31,584	67,203	117,883
Interest income, net	1,807	920	5,508	1,618

Income before income taxes	18,502	32,504	72,711	119,501
Income tax expense	3,501	8,766	16,392	30,143
Net income	$15,001	$23,738	$56,319	$89,358

Basic earnings per share:
Common Stock	$0.93	$1.48	$3.48	$5.43
Class A Common Stock	$0.88	$1.40	$3.29	$5.17

Diluted earnings per share:
Common Stock	$0.90	$1.42	$3.36	$5.24
Class A Common Stock	$0.89	$1.39	$3.25	$5.07

Cash dividends per share:
Common Stock	$1.30	$1.28	$2.18	$2.09
Class A Common Stock	$1.23	$1.21	$2.05	$1.96

NEWS RELEASE – February 21, 2024

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	December 31, 2023	December 31, 2022

Assets
Current assets
Cash and cash equivalents	$120,635	$123,126
Restricted cash and cash equivalents	7,142	6,804
Inventories	93,956	118,333
Prepaid expenses	17,067	9,707
Other current assets	12,793	18,283
Total current assets	251,593	276,253
Property and equipment, net	171,588	137,475
Right-of-use lease assets	202,306	207,390
Deferred income taxes	15,641	15,501
Other assets	13,005	12,430
Total assets	$654,133	$649,049
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,781	$23,345
Customer deposits	35,837	47,969
Accrued liabilities	46,289	48,676
Current lease liabilities	37,357	34,442
Total current liabilities	138,264	154,432
Noncurrent lease liabilities	180,397	186,845
Other liabilities	27,106	18,373
Total liabilities	345,767	359,650

Stockholders’ equity	308,366	289,399
Total liabilities and stockholders’ equity	$654,133	$649,049

NEWS RELEASE – February 21, 2024

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands - unaudited)	Twelve Months Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net income	$56,319	$89,358
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,603	16,926
Stock-based compensation	8,010	7,195
Deferred income taxes	(1,171)	584
Net gain on sale of land, property, and equipment	71	128
Other	1,160	960
Changes in operating assets and liabilities:
Inventories	24,378	(6,303)
Customer deposits	(12,131)	(50,928)
Other assets and liabilities	8,641	(923)
Accounts payable and accrued liabilities	(6,677)	(5,982)
Net cash provided by operating activities	97,203	51,015

Cash Flows from Investing Activities:
Capital expenditures	(53,115)	(28,411)
Proceeds from sale of land, property and equipment	53	86
Net cash used in investing activities	(53,062)	(28,325)

Cash Flows from Financing Activities:
Dividends paid	(35,240)	(33,948)
Common stock repurchased	(6,895)	(29,998)
Other	(4,159)	(1,676)
Net cash used in financing activities	(46,294)	(65,622)

Decrease in cash, cash equivalents and restricted cash equivalents during the period	(2,153)	(42,932)
Cash, cash equivalents and restricted cash equivalents at beginning of period	129,930	172,862
Cash, cash equivalents and restricted cash equivalents at end of period	$127,777	$129,930

NEWS RELEASE – February 21, 2024

GAAP to Non-GAAP Reconciliation
We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that EBITDA is a meaningful measure to share with investors.

Reconciliation of GAAP measures to EBITDA
(in thousands)	FY 2023	FY 2022
Income before income taxes, as reported	$72,711	$119,501
Interest income, net	(5,508)	(1,618)
Depreciation	18,603	16,926
EBITDA	$85,806	$134,809

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live webcast of the conference call on February 22, 2024 at 10:00 a.m. ET at its website, ir.havertys.com. If you cannot listen live, a replay will be available on the day of the conference call at the website at approximately 12:00 p.m. ET.

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 124 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

NEWS RELEASE – February 21, 2024

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the execution and effect of our initiatives, our expectations for selling square footage and capital expenditures for 2024, and our liquidity position to continue to fund our growth plans.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: the state of the economy; state of the residential construction and housing markets; the consumer spending environment for big ticket items; effects of competition; management of relationships with our associates, potential associates, suppliers and vendors; public health issues (including pandemics and quarantines, related shut-downs and other governmental orders, as well as subsequent re-openings); new regulations or taxation plans, as well as other risks and uncertainties discussed in our Annual Report on Form 10-K for 2022 and from time to time in our subsequent filings with the Securities and Exchange Commission (SEC).

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys